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                                    EXHIBIT 10.18

[LOGO]     MATTESON INVESTMENT CORPORATION
              Menlo Park Office Center
              1000 El Camino Real, Suite 300
              Menlo Park, CA 94025-4327
              (415) 327-3030 / Telecopier: (415) 322-3741


December 20, 1993

Mid-Peninsula Bank
420 Cowper Street
Palo Alto, CA 94301

Attention:  Mr. David L. Kalkbrenner
            President

       Re:  LEASE FOR 420/430 COWPER STREET

Dear Dave:

       Mid-Peninsula Bank (the "Bank") currently leases 420/430 Cowper Street, Palo Alto, California from MPB Associates under an office lease originally entered into as of March 11, 1987 with PacTel Properties as landlord (the "Lease"). In November, 1991, the Bank exercised its option to lease the second floor (430 Cowper Street) for a five-year term, expiring May 31, 1997. In December, 1992, the Bank exercised its option to extend the lease term on the ground floor (420 Cowper Street) for an additional four years, also expiring May 31, 1997.

       The owners' existing loan on the property with Citibank, N.A. matures on January 31, 1994. As a condition to an extension of this financing, Citibank has required a minimum extension of the Lease for a period of two years, eight months, to January 31, 2000 (the "Extension Term".) In consideration of the Bank's agreement to extend the Lease term for both 420 and 430 Cowper to such date, the owners of the building will commit to the following:

         (i) Rent adjustment will be limited to the increase in the Consumer Price Index (as defined in the Lease) from June, 1992 to commencement of the Extension Term and once annually thereafter on the anniversary date (June 1).


         (ii) Landlord will provide a tenant improvement allowance for paint, carpet or other interior use of $19,000, estimated as one-half cost for painting, and recarpeting/new vinyl for the ground floor premises. If the Bank later extends Lease for at least the balance of a five-year term (two years and four months or more), an additional $19,000 will be made available to tenant for reimbursement of monies expended or for additional work at that time. As you are aware, the terms of your existing lease for the second floor which commenced in June of 1992 provided you with a $92,000 tenant improvement allowance for those premises, so no further allowance is required for that area.


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Mr. David L. Kalkbrenner
December 20, 1993
Page Two



       David, the terms of this extension are EXTREMELY FAVORABLE to the Bank, and under the above scenario, the Bank can be assured that the premises will remain available for your use until AT LEAST January, 2000, without market rent increases as the downtown Palo Alto prime rental market continues to tighten. An informal survey of the current downtown Palo Alto office market by Howard ("Howie") Dallmar at Cornish & Carey Commercial shows full service lease rates for comparable premises under recently executed leases ranging from $3.24/sq. ft. to $3.43/sq. ft. (details attached). Your current rate is $2.86/sq. ft. on a full service basis, when your rent and building expense payments are considered. Given the level of improvements, excellent location, and convenient parking which the Bank enjoys, I believe the terms of our proposed arrangement are extremely competitive.

       David, we have really bent over backward to make our proposal a "win/win" for both of us. With this lease extension, the owners will be able to secure desirable mortgage financing that makes their continuing commitment to the Bank equally worthwhile. If this proposal is acceptable to the Bank, please so indicate by returning a counter-signed copy of this letter to me.

Very truly yours,


MPB ASSOCIATES




By: /s/Duncan L. Matteson
    ----------------------
       Duncan L. Matteson
       Owners' Representative



ACCEPTED AND AGREED:

MID-PENINSULA BANK




By: /s/David L. Kalkbrenner
    ------------------------
       David L. Kalkbrenner
       President


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                                      Palo Alto
                              Central Business District

                                  Lease Comparables
                                       12/20/93


1.      PUTNAM, HAYES & BARTLETT

           LEASE SIGNED:  7/30/93
           BUILDING:  100 Hamilton Avenue
           PREMISES:  9,098 sq. ft.
           LEASE TERM:  4 years
           EFFECTIVE RATE:  $3.24/sq. ft.  Full Service
           TENANT IMPROVEMENTS:  $5.00/sq. ft.


2.     A G EDWARDS

           LEASE SIGNED:  8/l/93
           BUILDING:  379 Lytton Avenue
           PREMISES:  5,490 sq. ft.
           LEASE TERM:  8 years
           EFFECTIVE RATE:  $3.35/sq. ft. Full Service
           TENANT IMPROVEMENTS:  $15.00/sq. ft.

3.      WARE & FRIEDENRICH

           LEASE SIGNED:  1/20/93
           BUILDING:  300 Hamilton Avenue
           PREMISES:  6,096 sq. ft.
           LEASE TERM:  2 years
           EFFECTIVE RATE:  $3.43/sq. ft. Full Service
           TENANT IMPROVEMENTS: None.


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                              AMENDMENT TO OFFICE LEASE

      THIS AMENDMENT TO OFFICE LEASE (this "Amendment") is entered into as of the FIRST day of SEPTEMBER, 1995, by MPB ASSOCIATES as "Landlord" and MID-PENINSULA BANK as "Tenant," with reference to the following:

      A.   Landlord and Tenant are parties to a certain Office Lease dated
March 11, 1987, originally entered into by Pactel Properties as landlord and Duncan L. Matteson and Warren Thoits, incorporators of Mid-Peninsula Bank, as tenant, and amended by letter agreement dated December 20, 1993 (as amended, the "Lease"). Capitalized terms herein, not otherwise defined, shall have the same meaning as in the Lease.

      B. Landlord and Tenant now desire to further amend the Lease to incorporate into the Premises certain additional space and to account for changes to the Building HVAC system, all as more fully set forth hereinbelow.

      NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

      1. Effective as of the date hereof, the Premises shall be deemed to include an additional portion of ground floor area in the Building, which formerly served as the boiler/mechanical room for the heating system, and which is located adjacent to the employee kitchen (the "Additional Space"). Landlord and Tenant have agreed that the Additional Space comprises five hundred (500) rentable square feet of area and shall be leased to Tenant for a monthly rental rate of $1.50 per rentable square foot ($750 per month).

      2. Tenant has inspected the current condition of the Additional Space and accepts the same in its current "as-is" condition, without any further obligation on the part of Landlord to improve the same.

      3. Except with respect to the initial rental rate set forth hereinabove, and the calculation of property tax, insurance and utility cost "pass-throughs" as described in this Paragraph 3, the Additional Space shall be leased to Tenant on all the same terms and conditions as the balance of the Premises. The rentable area of the Additional Space shall not be added to the rentable area of the existing Premises for the purpose of calculating property tax, insurance and utility cost pass-throughs.

      4. On or about the date hereof, Landlord will have completed a substantial replacement and upgrade to the Building heating, ventilating and air conditioning system, at a total expense to Landlord, including related Building work, of approximately $200,000 (the "HVAC Upgrade"). As a result of the HVAC Upgrade, the utility-related operating expense


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incurred by the Building is anticipated to significantly decrease from previous levels. In consideration of Landlord's agreement to perform the HVAC Upgrade at its sole cost and expense, Tenant has agreed to modify the basis of calculating the utility cost reimbursement to Landlord set forth in Section 6.01(e) of the Lease as follows: The gas and electric expense for the Building for the calendar year 1994 (12/3/93 - 12/5/94) was $26,974, without benefit of any savings from the HVAC Upgrade. This amount shall be deemed to be the minimum annual gas and electric expense (the "Minimum Gas and Electric Expense") incurred for each year of the Lease term hereafter, for purposes of calculating the overall utility expense reimbursement amount due from Tenant to Landlord under the Lease (which also includes water, sewer and trash disposal charges). Commencing with the payment due for the calendar year 1995, the Minimum Gas and Electric Expense shall be increased by the percentage increase, if any, in the municipal utility rates for gas and electricity for the calendar year 1995 over the calendar year 1994. Such increased amount shall then be deemed the Minimum Gas and Electric Expense portion of the total utility charges used to calculate the expense reimbursement for the succeeding year, subject to increase, if any, calculated in the same manner as described above. In the event municipal utility rates for gas and/or electric service should decrease at any time during the Lease term, the Minimum Gas and Electric Expense shall be adjusted accordingly. This provision specifically supersedes Section 6.01(e) of the Lease as the basis for calculating the utility cost reimbursement set forth therein, to the extent inconsistent herewith.

       5. Except as specifically amended hereby, the Lease shall remain in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed the Amendment to Office Lease as of the day and year first above written.

LANDLORD:                                         TENANT:

MPB ASSOCIATES                                     MID-PENINSULA BANK
a tenancy in common                                a California banking
                                                   corporation




By: /s/Duncan L. Matteson                         By: /s/David L. Kalkbrenner
       ----------------------                            --------------------
Its:   Owners' Representative                     Its:   President
       ----------------------                            --------------------


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